                        PRODUCTION AND DELIVERY AGREEMENT

     THIS PRODUCTION AND DELIVERY AGREEMENT (this "Agreement") is made and entered into as of the _____ day of November, 1996 by and between MERCURY EXPLORATION COMPANY, a Texas corporation ("Grantor"), and MCNIC OIL & GAS f/k/a SUPPLY DEVELOPMENT GROUP, INC., a Michigan corporation ("Grantee").

     WHEREAS, by a Conveyance of Production Payment of even date herewith, from Grantor to Grantee (the "Conveyance"), Grantee has purchased and acquired from Grantor and Grantor has sold and conveyed to Grantee, a Production Payment in the Subject Interests which are described in Exhibit A to the Conveyance;

     WHEREAS, by a Purchase and Sale Agreement dated October 31, 1996 (the "Purchase Agreement") Grantor agreed to sell and Grantee agreed to purchase an undivided interest in the properties described in Exhibit A attached thereto;

     WHEREAS, each capitalized term defined in the Purchase Agreement and the Conveyance used herein without definition shall have the respective meaning given to such term in the Purchase Agreement and the Conveyance.

     NOW, THEREFORE, in consideration of the mutual benefits and obligations of the parties hereunder, Grantee and Grantor hereby agree as follows:

     1.   TAKING IN KIND: MARKETING.

     (a) The Production Payment Oil shall be delivered (subject to the last sentence of Section 1.07 of the Conveyance) free of cost, into the facilities of the purchaser of such Oil at the relevant Delivery Point.

     (b) All Production Payment Oil marketed by Grantor on behalf of Grantee, if any, shall be sold pursuant to arm's length contracts with parties not affiliated with Grantor, and shall contain terms negotiated by Grantor as a prudent operator. Any such sale of Production Payment Oil from the Subject Interests by Grantor shall always be subject to the right of Grantee upon notice to Grantor, to take in kind and separately dispose of all or any portion of Production Payment Oil which is deliverable to Grantee pursuant to the Conveyance and shall not in any event exceed six (6) months.

     (c) All proceeds received by Grantor from the sale of Production Payment Oil sold on behalf of Grantee pursuant to sales agreements executed or administered by Grantor shall be held in trust by Grantor for Grantee; provided, however, Grantor shall pay such proceeds to Grantee immediately upon Grantee's request, in the manner and to the account(s) or financial institution(s) designated by Grantee from time to time. Grantor shall diligently enforce the terms of all sale agreements under which Production Payment Oil is sold on behalf of Grantee, including, without limitation, full and prompt payment of all amounts due from such sales. In the event of any late payment by any purchaser, Grantor shall remit to Grantee any interest or penalties collected by Grantor with respect to the sale of Production Payment Oil to such purchaser. Grantee shall have the right at any time Grantee considers necessary or advisable to direct the purchasers of any Production Payment Oil to pay the proceeds thereof directly to Grantee by delivering to such purchasers a letter in lieu of transfer order. In the event Grantee requests such direct payment, Grantor shall cooperate in instructing the purchaser(s) to pay such proceeds directly to Grantee and shall execute such additional instruments as may be necessary or appropriate to allow such payment.

     2. EXCLUSIVE CONTROL. Grantor, at its sole cost and expense, shall gather or cause to be gathered all Production Payment Oil at the wellheads where produced and transport the same to the Delivery Points, without any charge or deduction to Grantee for costs. As between Grantor and Grantee, Grantor shall be in exclusive control and possession of the Production Payment Oil gathered at the wellheads and responsible for any loss, damage or injury caused thereby until the same shall have been delivered to Grantee, or to Grantee's credit, at the Delivery Points.

     3.   RATES OF PRODUCTION.

     (a) Grantor shall prudently operate and produce the Leases and the Wells in accordance with good engineering practices and in accordance with orders or field rules (if any) established by governmental authorities having or asserting jurisdiction.

     (b) Subject to the provisions of Section 3(a) above, Grantor shall use its best efforts to cause the Leases to produce each Month a sufficient quantity of Oil to allow Grantee to recover the Scheduled Amount Production Payment Oil for each Month during the term of the Conveyance.

     4. QUALITY REQUIREMENTS. All Production Payment Oil delivered to Grantee, or to Grantee's credit, shall satisfy the quality requirements and specifications as set forth in first purchaser's agreements for acceptance and purchase of Oil.

     5. OPERATION OF SUBJECT INTERESTS. At all times from the date hereof until the Termination Date, and whether or not Grantor is the operator of the Subject Interests, Grantor, at Grantor's cost and expense, shall use its best efforts consistent with a prudent operator standard to:

           (i) cause the Subject Interests to be maintained in full force and effect, and to be developed, protected against drainage by offset operations, and continuously operated for the production of Oil in a good and workmanlike manner as would a prudent operator (and without regard to the burden of the Production Payment), all in accordance with generally accepted industry practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations, and shall otherwise comply with all applicable laws, rules and regulations; provided, however, Grantor shall have no obligation to maintain (or cause to be maintained) any Subject Interest when a prudent operator under the same or similar circumstances would not do so, and in such situation,

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

               Grantor may release the relevant Lease or allow the same to lapse or terminate in accordance with Section 7 of this Agreement;

          (ii) pay, or use all reasonable efforts to cause to be paid, no later than 30 days after such become due and payable, all rentals, royalties and Production Burdens payable in respect of the Subject Interests and all costs, expenses and liabilities incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, storing, marketing, or transporting of Oil therefrom prior to delivery to Grantee, or the credit of Grantee, at the relevant Delivery Point;

         (iii) cause (for non-operated properties, use all reasonable efforts to cause) all Wells, machinery, equipment and facilities of any kind now or hereafter located on the Subject Interests, and necessary or useful in the operation thereof for the production of Oil therefrom, to be provided and to be kept in good and effective operating condition as would a prudent operator (and without regard to the burden of the Production Payment), and promptly make all useful or necessary repairs, renewals, replacements, additions and improvements thereof or thereto;

          (iv) give or cause to be given to Grantee written notice of every adverse claim or demand made by any person affecting the Subject Interests which is known to Grantor, the Oil produced therefrom, the Production Payment and/or the Production Payment Oil in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and at Grantor's expense cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Interests, the Oil produced therefrom, the Production Payment and/or the Production Payment Oil against any such adverse claim or demand, including (but not limited to) the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand;

           (v) cause the Subject Interests to be kept free and clear of liens, charges and Encumbrances of every character;

          (vi) pay, in accordance with Grantor's customary practices and before failure to pay would give rise to any lien against any of the Subject Interests, all operating expenses and all billings under applicable joint operating agreements (except to the extent contested in good faith);

         (vii) maintain or cause to be maintained sufficient measurement, storage and receiving facilities necessary to receive, control, gather and deliver to the Delivery Points the production of Oil from the Leases;

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

        (viii) consistent with a prudent operator standard, and with applicable law, use its reasonable efforts to produce and deliver to Grantee each Month the Scheduled Amounts of the Production Payment Oil; and

          (ix) not resign as operator of any of the Subject Interests operated by Grantor until and unless such resignation and the successor operator has been approved in writing by Grantee.

     6.   INSURANCE: DAMAGE OR LOSS.

     (a) Grantor shall maintain or cause to be maintained, at its sole cost and expense and with financially sound and reputable insurers, insurance covering the Leases and all pipelines, Wells, and facilities located thereon and in which Grantor owns an interest against such liabilities, casualties, risks and contingencies, and in such types as is customary in the case of independent oil companies engaged in the development and operation of similar properties located in the same state. Such insurance shall name Grantee as an additional insured as Grantee's interests appear. Grantor shall furnish certificates of such insurance to Grantee and shall obtain endorsements to such policies providing that the relevant insurer shall notify Grantee not less than thirty (30) days prior to the expiration or termination of any such policy of insurance.

     (b) In the event of any damage to or loss of any pipeline, well, equipment or facility on or benefiting the Leases and in which Grantor owns an interest, Grantor (at no cost to Grantee) shall promptly redrill, rebuild, reconstruct, repair, restore or replace such damaged or lost property, unless to do so would not be economically feasible (without regard to the burden of the Production Payment, but taking into account insurance proceeds and recoveries).

     7. ABANDONMENT OF WELLS. Until the termination of the Production Payment, Grantor shall not, without first obtaining the written consent of Grantee, abandon any Well or surrender, abandon or release any Lease or Subject Interest or any part thereof; provided, however, that, without the consent of
Grantee:

           (i) If and when, in Grantor's reasonable judgment exercised in good faith and as would a prudent operator not burdened by the Production Payment, any Well becomes no longer capable of producing Oil in paying quantities (without regard to the burden of the Production Payment) and it would not be economically feasible (without regard to the burden of the Production Payment) to restore the productivity of such Well by reworking, reconditioning, deepening, plugging back, or otherwise, Grantor shall have the right to abandon such Well;

          (ii) Grantor shall have the right to surrender and release any Subject Interest or part thereof when, in the reasonable judgment of Grantor exercised in good faith and as would a prudent operator not burdened by the Production Payment, there is no Well located thereon which is capable of producing Oil in paying quantities and the drilling of an additional well thereon would not, in Grantor's reasonable opinion, be economically feasible (without regard to the burden of the Production Payment); and

         (iii) Grantor shall have the right to plug any Well if required by applicable law, rule or regulation or the terms of any Lease.

     8. DRILLING OF REPLACEMENT WELLS. Grantor covenants and agrees that, in the event that any Well shall for any reason (other than depletion of the reserves otherwise recoverable from such well) be no longer capable of producing Oil in paying quantities, Grantor shall promptly drill a replacement Well, unless in Grantor's reasonable judgment, exercised in good faith and as would a prudent operator not burdened by the Production Payment, the drilling of such replacement Well would not be economically feasible or unless in Grantee's reasonable judgment the Scheduled Amount of the Production Payment Oil, plus additional quantities necessary to cover all reasonable costs of production, can be delivered in accordance with the Conveyance without drilling such replacement well.

     9.   INFORMATION.

     (a) At all times from the date hereof until the termination of the Production Payment, Grantor, at its own expense, shall furnish to Grantee monthly the following reports and information:

           (i) Grantor shall furnish a report showing the gross production of Oil from each Well or Lease, the gross production of Oil attributable to the Subject Interests, the quantity of Oil sold for Grantor's account or taken in kind by Grantor, the price received for such Oil, the quantity of Production Payment Oil (if any) sold for Grantee's account, the quantity of Production Payment Oil delivered in kind to Grantee, the Taxes paid by Grantor on production from the Subject Interests (including the Production Payment), the cumulative amount of Production Payment Oil delivered to Grantee to date, the number of Wells operated. Wells drilled and Wells abandoned for the month prior to the month for which production of Oil is being indicated in. Grantor shall use its best efforts to furnish such report to Grantee by the fourth business day, but in no event later than the tenth day, of the succeeding month;

          (ii) Upon request by Grantee, Grantor shall furnish a certificate executed by an executive officer of Grantor certifying that, to the best of his knowledge after reasonable investigation, Grantor is in compliance in all material respects with the terms of the Conveyance and this Agreement, or if not, specifying in reasonable detail any exceptions thereto; and

         (iii) Upon request, Grantor shall furnish such other information as Grantee may reasonably request.

     (b) Grantee shall have the right, at its sole expense, to audit the books and records of Grantor from time to time with respect to the Subject Interests, including, without limitation, all information with respect to quantities of Oil produced from the Leases and the payment by Grantor of all costs and expenses incurred in connection with the Subject Interests. Such audits shall be conducted by Grantee so as to result in a minimum disruption in the ongoing business and affairs of Grantor and shall be conducted during normal business hours at Grantor's offices or at the offices where Grantor maintains the records relating to the items set forth above. This audit right shall be a free and unrestricted right, subject to the limitations above set forth, and shall survive the termination of the Production Payment, except that no audit shall cover a period beginning more than two years prior to the date of the commencement of the audit. If, as a result of any such audit, it is determined that any amount is due Grantee as a result of the failure of Grantor to deliver properly all Production Payment Oil, or the proceeds thereof, to Grantee in accordance with the terms of the Conveyance and this Agreement, Grantor shall deliver to Grantee the proceeds attributable to the Production Payment Oil not delivered or which Grantor failed to remit, plus interest at the highest rate allowed under applicable law from the date that such proceeds should have been paid in accordance with the terms of the Conveyance and this Agreement to the date of payment.

     10. ACCESS TO SUBJECT INTERESTS. Grantor shall permit the duly authorized representatives of Grantee, at any reasonable time, but at Grantee's risk and expense, to make such inspection of the Subject Interests and the assets used in the operation thereof as such representatives shall deem proper.

     11. REMEDIES OF GRANTEE. At any time and from time to time until the termination of the Production Payment, if Grantor shall fail to perform or observe any of the covenants or agreements provided herein, the Purchase Agreement or in the Conveyance to be performed or observed by Grantor, Grantee, in addition to Grantee's right to recover damages and all other remedies available to Grantee at law or in equity, may, if such failure shall continue unremedied after 45 days after written notice thereof is delivered to Grantor:

           (i) perform or cause not to be performed on behalf of and at the expense of Grantor, any obligation which has not been performed or observed by Grantor, in which event Grantee may advance funds and incur and pay bills for expenses for such purpose and shall be reimbursed out of the proceeds attributable to Grantor's interest in the Subject Interests, together with interest on the unpaid amounts thereof at the highest rate allowed under applicable law from the date of such advance or payment by Grantee until the date reimbursed by Grantor;

          (ii) upon written notice to Grantor and only as to a default in performance of obligations of Grantor other than those existing under Section 9 succeed to and exercise any and all rights of the Grantor as the owner of the Subject Interests, and use in connection therewith all property of Grantor as may be useful or appropriate for the production, treating, storing or transportation of Oil prior to delivery to the Delivery Points, and all other properties and rights of a similar character then held by Grantor and situated upon or useful or held for future use in connection with the exploration, development or operation of the Subject Interests for the production, treating, storing, or transportation of Oil prior to delivery to the Delivery Points and Grantee, and shall have the right, on behalf and for the account of Grantor, to sell and utilize all of the Oil attributable to Grantor's interest in the Subject Interests and to reimburse Grantee for any amounts so expended by Grantee, and Grantor shall reimburse Grantee upon demand for all amounts so expended by Grantee, to the extent such amounts are not paid out of Grantor's interest in the proceeds of such Oil, together with interest on such amounts at the highest rate allowed under applicable law from the date expended to the date repaid;

         (iii) pay any of the costs, expenses, Taxes (which Taxes are not being contested in good faith by Grantor) or other amounts which Grantor has agreed to pay under the Conveyance which have become delinquent, and to be reimbursed out of the proceeds of the Oil attributable to the Grantor's interest in the Subject Interests, together with interest on the unliquidated amounts thereof at the highest rate allowed under applicable law from the date of such payment by Grantee to the date repaid; and/or

          (iv) apply to a court of equity for the specific performance or observance of any such covenant or condition and in aid of the execution of any power herein granted and for the appointment of a receiver of the Subject Interests and the Oil produced therefrom.

     Grantee's exercise of the remedies provided in subclauses (i) through (iii) above shall be made in accordance with any and all obligations, duties or responsibilities of Grantor under any agreement then in effect and covering or affecting the Subject Interests, including, without limitation, the obligations and duties of Grantor under any of the Leases. Grantee shall promptly advise Grantor in writing of any actions it may take according to this Section 11.

     Following any default by Grantor in the performance or payment of the obligations outstanding hereunder and under the Purchase Agreement, and the passage of 45 days of the giving by Grantee to Grantor of notice of such default without same having been cured by Grantor, any purchaser of Oil from or attributable to the Subject Interests is authorized and directed to make payment to Grantee out of the Oil attributable to Grantor's interest in the Subject Interests for any amount which Grantee shall certify to such purchaser that it has paid and which Grantor is obligated to pay hereunder. Any insurer is authorized and directed to make payment to Grantee of proceeds of insurance described in Section 6(a) for any amount which Grantee shall certify to such insurer that it has expended in redrilling, rebuilding, reconstructing, repairing, restoring or replacing damaged or lost property which Grantor has failed or refused to do promptly pursuant to Section 6(b). Grantor hereby designates Grantee as its agent and attorney in fact to execute any instruments which may be necessary or appropriate, including, without limitation, designations of operator, to enable Grantee to exercise its rights under this
Section 11. This designation and appointment shall be irrevocable as long as the Production Payment remains in effect.

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     12.  FORCE MAJEURE.  In the event of either party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement other than to make payments due hereunder, it is agreed that on such party's giving notice and full particulars of such Force Majeure in writing or by telecopy to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

     13. NOTICES. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier, as follows:

     Grantor:       MERCURY EXPLORATION COMPANY
                    1619 Pennsylvania Ave.
                    Fort Worth, TX 76104
                    Attention: Glen Darden
                    Telecopy: (817) 877-3829

     Grantee:       MCNIC OIL & GAS
                    150 W. Jefferson Avenue
                    Suite 1900
                    Detroit, MI 48226
                    Attention: Alan Saunders
                    Telecopy: (313) 963-3833

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

     14.  INDEMNITY.  It is understood and agreed that, except as set forth in
Section 1.07 of the Conveyance, under this Agreement, the Conveyance or Purchase and Sale Agreement Grantee does not assume or shall Grantee ever be liable or responsible in any way for the payment of any costs, expenses or liabilities incurred in connection with developing, exploring, drilling, equipping, testing, operating, producing, maintaining or abandoning the Subject Interests or any Well or facility thereon or storing, handling, treating or transporting to the relevant Delivery Point production therefrom. Grantor shall fully defend, protect, indemnify and hold Grantee, its officers, employees, representatives and agents harmless from and against any and all claims, demands, suits and causes of action of every kind and character, including reasonable attorneys' fees and entity, or by Grantor, Grantor's employees, agents, contractors and subcontractors and their employees, agents, on account of personal injury, death or property damage (including, without limitation, claims for pollution and environmental damage), any civil or criminal fines or penalties and any causes of action alleging statutory liability, relating to, arising out of, or in any way incidental to the Subject Interests, the Wells and facilities thereon or used in connection therewith and in which Grantor owns an interest, the operation thereof and the production therefrom. This indemnity shall apply, without limitation, to any liability imposed upon any party indemnified hereunder as a result of any statute, rule, regulation or theory of strict liability, but excluding the gross negligence, bad faith, willful misconduct and violations of law by Grantee.

     15. SUCCESSORS AND ASSIGNS. All the covenants and agreements of Grantor and Grantee herein contained shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of Grantor's interest in the Subject Interests and Grantee's interest in the Production Payment and shall inure to the benefit of Grantor, Grantee, and their respective successors and permitted assigns. The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions set forth in the Conveyance regarding mortgage, assignment, transfer or pooling of Grantor's interest in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of Grantor in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyance. Nothing contained in this Agreement, Purchase and Sale Agreement or in the Conveyance shall in any way limit or restrict the right of Grantee, or Grantee's successors and assigns, to sell, convey, assign or mortgage the Production Payment in whole or in part. If Grantee, or Grantee's successors and assigns, at any time shall execute a mortgage, pledge or deed of trust covering all or any part of the Production Payment as security for any obligation, the mortgage, the pledge or the trustee therein named or the holder of the obligation secured thereby shall be entitled, to the extent such mortgage, pledge or deed of trust so provides and upon the occurrence or existence of the event or condition therein stated, if so conditioned, to exercise all of the rights, remedies, powers and privileges herein conferred upon Grantee, and to give or withhold all consents herein required or permitted to be obtained from Grantee.

     16. COST OF LITIGATION. In the event of a breach of this Agreement, or if a dispute arising hereunder is not resolved by mutual agreement, and either party should sue the other party to enforce its rights hereunder or for breach hereof, the party prevailing in such litigation shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other remedy or recovery to which it may be entitled.

     17. ENTIRE AGREEMENT: AMENDMENTS: WAIVER. This Agreement, the Purchase Agreement and the Conveyance constitute the entire agreement between the parties hereto; provided, that in the event there is a discrepancy between the terms of the foregoing agreements concerning matters addressed herein, the terms of this Agreement shall control. This Agreement may not be amended, and no rights hereunder may be waived, except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     18. HEADINGS. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     19. COUNTERPART EXECUTION. This Agreement may be executed by Grantor and Grantee in any number of counterparts, each of which shall be deemed an original instrument, but all of which shall constitute but one and the same Agreement.

     20. PARTIAL INVALIDITY. Except as otherwise expressly stated herein, in the event any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction by reason of a statutory change or enactment, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this agreement.

     21. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, EXCEPT TO THE EXTENT THE LAWS OF ANY OTHER STATE ARE MANDATORILY APPLICABLE.

     THIS AGREEMENT IS EXECUTED as of the date first above written, but made effective for all purposes as of the 1st day of October, 1996.


                                            MERCURY EXPLORATION COMPANY






                                            MCNIC OIL & GAS







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